Filed Pursuant to Rule 424(b)(2)
File No. 333-204124

Pricing Supplement No. 152

Dated: April 27, 2017

(To Prospectus dated May 13, 2015 and Prospectus Supplement dated May 13, 2015)

CALCULATION OF REGISTRATION FEE

Class of securities offered	Medium-Term Senior Notes, Series F
Aggregate offering price	$1,500,000,000
Amount of registration fee	$173,850*

*The filing fee of $173,850 is calculated in accordance with Rule 457(r) of the Securities Act of 1933.

AMERICAN EXPRESS CREDIT CORPORATION

Medium-Term Senior Notes, Series F

Due Nine Months or More from Date of Issue

Principal Amount or Face Amount: $1,500,000,000

Issue Price: 99.959%, plus accrued interest, if any, from May 3, 2017

Proceeds to Company on original issuance: $1,497,135,000 (before expenses)

Commission: $2,250,000 (0.15%)

Agent:

☐ Barclays Capital Inc.	☒ Mischler Financial Group, Inc.
☐ BNY Mellon Capital Markets, LLC	☒ MUFG Securities Americas Inc.
☒ CastleOak Securities, L.P.	☐ Mizuho Securities USA Inc.
☐ Citigroup Global Markets Inc.	☒ RBC Capital Markets, LLC
☒ Credit Suisse Securities (USA) LLC	☒ RBS Securities Inc.
☐ Deutsche Bank Securities Inc.	☒ Samuel A. Ramirez & Company, Inc.
☒ Goldman, Sachs & Co.	☒ SMBC Nikko Securities America, Inc.
☐ HSBC Securities (USA) Inc.	☐ TD Securities (USA) LLC
☐ J. P. Morgan Securities LLC	☒ UBS Securities LLC
☐ Lebenthal & Co., LLC	☐ U.S. Bancorp Investments, Inc.
☒ Lloyds Securities Inc.	☒ Wells Fargo Securities, LLC
☐ Merrill Lynch, Pierce, Fenner & Smith	☐ The Williams Capital Group, L.P.
Incorporated	☒ Other: Drexel Hamilton, LLC
Standard Chartered Bank

Agent	Amount
Credit Suisse Securities (USA) LLC	$240,000,000
Goldman, Sachs & Co.	$240,000,000
RBC Capital Markets, LLC	$240,000,000
Wells Fargo Securities, LLC	$240,000,000
UBS Securities LLC	$165,000,000
Lloyds Securities Inc.	$66,000,000
MUFG Securities Americas Inc.	$66,000,000
RBS Securities Inc.	$66,000,000
SMBC Nikko Securities America, Inc.	$66,000,000
Standard Chartered Bank	$66,000,000
CastleOak Securities, L.P.	$11,250,000
Drexel Hamilton, LLC	$11,250,000
Mischler Financial Group, Inc.	$11,250,000
Samuel A. Ramirez & Company, Inc.	$11,250,000
Total	$1,500,000,000

Agents’ capacity on original issuance:	☐ As Agent
☒ As Principal

If as principal:

☐ The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

☒ The Notes are being offered at a fixed initial public offering price of 99.959% of Principal Amount or Face Amount.

Form of Note: ☒ Global ☐ Definitive

Trade Date:	April 27, 2017

Original Issue Date:	May 3, 2017

Stated Maturity:	May 3, 2019

Specified Currency (if other than U.S. Dollars): N/A

Authorized Denominations: Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof

Interest Payment Dates: Semi-annually on the 3rd day of each May and November. If the interest payment date falls on a day that is not a Business Day, interest will be paid on the next succeeding Business Day.

First Interest Payment Date: November 3, 2017

Indexed Principal Note: ☐ Yes (See Attached) ☒ No

Type of Interest Rate: ☒ Fixed Rate ☐ Floating Rate ☐ Indexed Rate (See Attached)

Interest Rate (Fixed Rate Notes):   1.875%

Initial Interest Rate (Floating Rate Notes): N/A

Base Rate:	☐ CD Rate	☐ Commercial Paper Rate
	☐ EURIBOR	☐ Federal Funds Rate
	☐ LIBOR	☐ Treasury Rate
	☐ Prime Rate	☐ Other (See Attached)

Calculation Agent: N/A

Computation of Interest:

☒ 30 over 360	☐ Actual over Actual
☐ Actual over 360	☐ Other (See Attached)

Interest Reset Dates: N/A

Rate Determination Dates: N/A

Index Maturity: N/A

Spread (+/-): N/A

Spread Multiplier: N/A

Change in Spread, Spread Multiplier or Fixed Interest Rate prior to Stated Maturity:

☐ Yes (See Attached)	☒ No

Maximum Interest Rate: None

Minimum Interest Rate: None

Amortizing Note:	☐ Yes (See Attached)	☒ No

Optional Redemption: ☒ Yes   ☐ No

Optional Redemption Dates:	On or after the date that is 31 days prior to maturity
Redemption Prices:	100% of the principal amount of the notes being redeemed, together with any accrued and unpaid interest thereon to, but excluding, the date fixed for redemption

Redemption:	☐ In whole only and not in part
☒ May be in whole or in part

Optional Repayment:  ☐ Yes   ☒  No

Optional Repayment Dates:	N/A
Optional Repayment Prices:	N/A

Discount Note:  ☐  Yes   ☒  No

Total Amount of OID:	N/A
Bond Yield to Call:	N/A

Yield to Maturity: 1.896%

CUSIP: 0258M0EK1

ISIN: US0258M0EK14

DESCRIPTION OF THE NOTES:

The description in this Pricing Supplement of the particular terms of the Medium-Term Senior Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Notes set forth in the accompanying Prospectus dated May 13, 2015 (the “Prospectus”) and Prospectus Supplement dated May 13, 2015 (the “Prospectus Supplement”) to which reference is hereby made.

Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

PLAN OF DISTRIBUTION

Selling Restrictions

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the Prospectus, the Prospectus Supplement or this Pricing Supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the dealers are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

DISCLOSURE RELATED TO FATCA

Disclosure under the “Taxation — Certain U.S. Federal Income Tax Consequences — Foreign Accounts” section of the Prospectus, dated May 13, 2015,  shall be deleted in its entirety and replaced with the following:

•                                          “A United States law enacted in 2010 and commonly referred to as FATCA potentially imposes a withholding tax of 30% on payments of (i) interest on a debt obligation of a United States issuer and (ii) after December 31, 2018, gross proceeds from the sale or other disposition of such a debt obligation, in each case made to (a) a foreign financial institution (as a beneficial owner or as an intermediary), unless such institution enters into an agreement with the United States government to collect and report (or is required by applicable local law) to collect and provide to the United States or other relevant tax authorities certain information regarding United States account holders of such institution or (b) a non-United States entity (as a beneficial owner) that is not a financial institution unless such entity provides the withholding agent with a certification that it does not have any substantial United States owners or that identifies its substantial United States owners, which generally includes any specified United States person that directly or indirectly owns more than a specified percentage of such entity. FATCA applies to the debt securities. United States Holders that will hold the debt securities through a non-United States intermediary and Non-

United States Holders are urged to consult their own tax advisors regarding foreign account tax compliance. The adoption of, or implementation of, an intergovernmental agreement between the United States and an applicable foreign country, or future U.S. Treasury regulations, may modify these requirements.”

DISCLOSURE RELATED TO TIMING OF CLOSING

We expect that delivery of the Series F notes will be made against payment therefor on or about May 3, 2017, which will be on the fourth business day following the date the Series F notes are priced. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date hereof or the next three business days will be required, because the Notes initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. If you wish to trade the Notes on the date hereof or the next three business days, you should consult your own advisors.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This Pricing Supplement hereby incorporates by reference the document set forth below (in addition to the documents incorporated by reference in the Prospectus and Prospectus Supplement):

Filings of American Express Credit Corporation (SEC File No. 001-06908)	Date
Current Report on Form 8-K	April 26, 2017